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                                      DELTA
                              ---------------------
                              GALIL INDUSTRIES LTD.


                            [UNOFFICIAL TRANSLATION]

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Tel Aviv, November 5, 2003

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Israeli Securities Authority    Tel Aviv Stock Exchange    Israeli Registrar of Companies
22 Kanfei Nesharim Street       54 Achad Ha'am Street      P.O. Box 767
Jerusalem, Israel               Tel Aviv, Israel           Jerusalem, Israel
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BY FACSIMILE AND                BY FACSIMILE               BY FACSIMILE
REGISTERED MAIL


Ladies and Gentlemen,


     Re: DELTA GALIL INDUSTRIES LTD. ("THE COMPANY")- IMMEDIATE REPORT
         -------------------------------------------------------------\

We hereby notify you that at the meeting of the Company's Board of Directors on November 4, 2003, it was resolved to distribute an interim dividend of $0.13 per share, according to the representative exchange rate of the dollar on the payment date. This amount represents approximately NIS 0.58 per share based on the representative exchange rate of the dollar on the reporting date.

The ex-dividend day shall be November 12, 2003.
The payment date shall be November 24, 2003.

The withholding tax rate that shall be deducted from Israeli residents and foreign residents will be 25%, and the withholding tax rate that shall be deducted from Israeli-domiciled companies will be 0%.

The above tax rate is subject to the final approval of the tax authorities.


Respectfully yours,



Miki Laxer, Deputy Controller
Delta Galil Industries Ltd.
Public Company no. 520025602


            TEXTILE BUILDING, 2 KAUFMAN STREET TEL AVIV 68012 ISRAEL
             TEL.972-3-5193636 FAX.972-3-5193705 www.deltagalil.com